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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 25, 2010

ETELOS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-31081	77-0407364
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

26828 Maple Valley Highway #297 Maple Valley, Washington		98038
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (425) 458-4510

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐        Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐        Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐        Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐        Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement.

On January 25, 2010, we entered into a securities purchase agreement with an accredited investor, pursuant to which we agreed to issue in exchange for aggregate consideration of $250,000 the following securities: (i) a 10% senior secured convertible debenture in the principal amount of $250,000, (ii) a warrant to purchase 375,000 shares of our common stock with an exercise price of $0.60 per share and (iii) 375,000 shares of our restricted common stock, or the “closing shares.”  We refer to this financing as our January 2010 financing in this report.

Under the terms of the securities purchase agreement, subject to the satisfaction of certain covenants and conditions, we have the right, at any time between March 15, 2010 and March 31, 2010, to require the investor to purchase an aggregate of $125,000 in additional principal amount of debenture.

The investor in our January 2010 financing is an entity affiliated with Donald W. Morissette, who, together with his affiliates, beneficially owns more than 10% of our outstanding common stock.

The following summarizes the terms of the debenture we agreed to issue:

Term:	Due and payable on September 30, 2011.

Interest:	Interest is payable quarterly in cash at the rate of 10% per annum beginning on April 1, 2010.

Principal Payment:	The principal amount, if not paid earlier, is due and payable on September 30, 2011.

Early Redemption:

We have the right to redeem the debenture before maturity by payment in cash of 100% of the then outstanding principal amount plus (i) accrued but unpaid interest, (ii) an amount equal to all interest that would have accrued if the principal amount subject to such redemption had remained outstanding through the maturity date and (iv) all liquidated damages and other amounts due in respect of the debenture. To redeem the debenture we must meet certain equity conditions. The payment of the debenture would occur on the 20th trading day following the date we gave the holder notice of our intent to redeem the debenture. We agreed to honor any notices of conversion that we receive from the holder before the date we pay off the debenture.

Voluntary Conversion:	The debenture is convertible at anytime at the discretion of the holder at a conversion price per share of $0.50, subject to adjustment including anti-dilution protection.

Covenants:

The debenture imposes certain covenants on us, including restrictions against incurring additional indebtedness, creating any liens on our property, amending our certificate of incorporation or bylaws, redeeming or paying dividends on shares of our outstanding common stock, and entering into certain related party transactions. The debenture defines certain events of default, including without limitation failure to make a payment obligation, failure to observe other covenants of the debenture or related agreements (subject to applicable cure periods), breach of representation or warranty, bankruptcy, default under another significant contract or credit obligation, delisting of our common stock, a change in control, or failure to deliver share certificates in a timely manner. In the event of default, generally, the holder has the right to accelerate all amounts outstanding under the debenture and demand payment of a mandatory default amount equal to the greater of (i) the outstanding principal plus accrued and unpaid interest divided by the conversion price multiplied by the volume weighted average price of our common stock and other amounts due in respect of the debenture and (ii) 120% of the amount outstanding plus accrued interest, the amount equal to all interest that would have accrued if the principal amount of the debenture had remained outstanding through the maturity date and all liquidated damages and other amounts due in respect of the debenture.

Security:

The debenture is secured by all of our assets under the terms of the security agreement we entered into with certain investors dated September 29, 2009 and disclosed in our report on Form 8-K on September 30, 2009, and the amendment to the security agreement we entered into with certain investors dated January 25, 2010 and filed as an exhibit to this report.

The summary of the financing transaction, and of the terms of the securities and agreements related to such transaction, is qualified in its entirety by reference to the form of securities purchase agreement, debenture, warrant and security agreement, each of which is filed as an exhibit to this report and incorporated herein by this reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant

The information provided in response to Item 1.01 of this report is incorporated by reference into this Item 2.03.

Item 3.02	Unregistered Sales of Equity Securities

The information provided in response to Item 1.01 of this report is incorporated by reference into this Item 3.02. The investor in our January 2010 financing was an accredited investor as such term is defined in Rule 501 of the Securities Act. The securities were issued in a private placement under Section 4(2) of the Securities Act and/or Rule 506 of Regulation D under the Securities Act. The offering was not conducted in connection with a public offering, and no public solicitation or advertisement was made or relied upon by the investor in connection with the offering.

The maximum number of shares of common stock issuable upon conversion of the debentures and upon exercise of the warrants we may issue in the January 2010 financing is, respectively, 750,000 and 625,000, assuming the investor purchases an aggregate of $125,000 in additional principal amount of debenture in accordance with the terms of the January 2010 securities purchase agreement and the conversion price and exercise price is the initial conversion price and exercise price at the time of conversion and/or exercise.

Item 9.01.	Financial Statements and Exhibits

(d)  Exhibits.

Exhibit No.	Description
4.1	Form of 10% Senior Secured Convertible Debenture issued in connection with January 2010 financing
4.2	Form of warrant issued in connection with the January 2010 financing with an exercise price of $0.60 per share
10.1	Form of Securities Purchase Agreement dated January 25, 2010
10.2	Form of Amendment to Security Agreement dated January 25, 2010

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ETELOS, INC.

Dated: January 26, 2010	By:	/s/ Kennedy A. Brooks
Kennedy A. Brooks
Vice President & General Counsel